Exhibit 10.11

June 21, 2004

Vincent C. Perro

78 West 12th Street

New York, New York 10011

Dear Vince:

On behalf of Heidrick & Struggles International, Inc., I am pleased to confirm the terms of your employment arrangement.

1.	Start Date. You will commence employment on July 1, 2004 (the “Effective Date”).

2.	Title. You will serve as Managing Partner, Leadership Services of Heidrick & Struggles International, Inc. (the “Company”), reporting to the Chief Executive Officer of the Company. As Managing Partner, Leadership Services, you will have senior executive responsibility for our existing and planned worldwide non-search leadership consulting activities. Your objective will be to lead this business to the achievement of mutually developed goals.

3.	You will be located in the New York – Park Avenue office.

4.	Base Management Salary. You will receive a monthly base salary of $20,834, which is $250,000.00 annually, subject to review annually, starting in 2006.

5.	SOB Salary. In addition to the salary provided for in section 4, you will be eligible to participate in our source-of-business (SOB) salary and bonus program subject to normal guidelines. For the remainder of 2004, your monthly SOB salary will be $16,667. For 2005, your SOB salary will be re-set, based upon our mutual learnings in 2004, but the monthly draw will be at least the 2004 amount.

6.	Target Management Bonus. Your target bonus for 2004 is $250,000.00 (guaranteed at 100% for 2004, pro rated for the portion of 2004 during which you are employed). You will also participate in the Company’s Management Incentive Plan (Tier I). Bonuses are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company. The annual bonus (including the guaranteed 2004 bonus amount) will be payable only if you are in the Company’s employ on the regular bonus payment date.

2740 Sand Hill Road  Menlo Park, CA 94025-7096  Phone: 650/234-1500  FAX: 650/854-4191

Heidrick & Struggles, Inc.  Offices in Principal Cities of the World

Vincent C. Perro

June 21, 2004

7.	Incentive Compensation and Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier I and the Severance Pay Plan as a Top Management employee, as such plans may be amended from time to time. With respect to the Severance Pay Plan the term “Good Reason” shall have the meaning defined below and any resignation by you for Good Reason shall be deemed a termination by the Company without Cause under the Severance Plan.

The term “Good Reason” shall mean (i) the elimination of your position (excluding a change to a position of equal or greater seniority in the Company) or a diminution of responsibilities associated with your position or (ii) a change in the location of your principal place of employment more than 50 miles from its initial location without your approval. Notwithstanding the foregoing, an action by the Company which is cured within 30 days after receipt of written notice of such occurrence shall not constitute Good Reason.

8.	Sign-On Stock Option. As of the Effective Date, you will receive a stock option grant to purchase 30,000 shares of Heidrick & Struggles International, Inc. common stock. The options will be granted at the closing price of the common stock as reported on NASDAQ on the date of grant, will vest 33.3% per year over a three year period, and will have a five year term. You will be eligible for consideration for a grant during our Ql 2005 grant cycle, even though you will not have been with the firm for a year.

9.	Benefits. You will be eligible to participate in the Company’s benefit programs at the same level as other senior executives of the Company on your effective date. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

10.	Expenses. The Company will reimburse you for all of your business expenses in accordance with its policies.

11.	Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the

Vincent C. Perro

June 21, 2004

foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

12.	Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal search competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit, any client of the Company or any of its affiliates with whom you have had a direct relationship or supervisory responsibility in the 24 month period immediately preceding such termination, or (iii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

13.	Other Legal Matters.

You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or Good Reason), except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the Chief Executive Officer or Chief Legal Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

Vincent C. Perro

June 21, 2004

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in New York, New York, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in New York, New York with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction. This agreement shall be governed by the laws of the State of New York without regard to any conflict of law provisions of any jurisdiction.

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys’ fees and costs associated with or arising from such arbitration or other proceeding.

Yours sincerely,

/s/ Thomas J. Friel
Thomas J. Friel
Chief Executive Officer

cc:	Fritz E. Freidinger Scott W. Sherwood

Vincent C. Perro

June 21, 2004

I hereby accept the terms and conditions of employment as outlined above:

/s/ Vincent C. Perro	6/22/04
Vincent C. Perro	Date

Thomas J. Friel

Chairman and CEO

April 26, 2005

Mr. Vincent Perro

Heidrick & Struggles, Inc.

245 Park Avenue

New York, NY 10167

Dear Vince:

During these initial months in 2005, we have spent considerable effort developing our operating plans for the year. As a member of the Company’s Global Leadership Team, I am pleased to confirm how your 2005 compensation opportunities will be linked to these objectives. Since the terms of our compensation programs are made in conjunction with any existing employment agreement, this letter is not intended to replace any existing employment terms or conditions not described within this memorandum.

The foundation of our 2005 compensation programs is based on profitable growth and employee ownership. By providing a mix of short-term and long-term performance compensation, we strive to balance the desire to meet our annual operating objectives while also staying focused on long-term progress. Shown below is a summary of your participation and some important program highlights. The attached materials provide complete information on these programs.

For 2005, you are eligible to participate in the following compensation programs:

Management Salary

Effective January 1, 2005, your management base salary is $350,000. This salary will be paid in accordance with regular payroll practices. The management salary is distinct from your Fee/SOB salary, if any, and is not applied against the relevant Fee/SOB tiers. This salary will be reviewed on an ongoing basis and formally at the end of the year.

Management Bonus (MIP)

Your target management bonus is $350,000, You may earn from 0% to 200% of your target bonus based on Company and the applicable regional performance against certain revenue and operating income targets (see chart on the next page), as well as your own individual performance against KPIs.

Your bonus amount will be determined by your management and is discretionary, based upon performance. For the bonus year ending in 2005, $100,000 is guaranteed and will paid monthly along with your management salary. Assuming normal business conditions, for years beyond 2005, your combined annual salary and guaranteed bonus may increase, but will not be less than $450,000 paid monthly. Additionally, 10% of any performance bonus will be paid in the form of restricted stock units (RSUs).

Sears Tower – Suite  4200 233 South Wacker Drive  Chicago, IL 60606-6303  Phone: 312/496-1352  Fax: 312/496-1283

2740 Sand Hill Road  Menlo Park, CA 94025-7096  Phone: 650/234-1511  Fax: 650/233-7585

Heidrick & Struggles, Inc.  Offices in Principal Cities of the World  www.heidrick.com

Mr. Vincent Perro

April 26, 2005

Under Company policy, the management bonus is paid the following March. Discretionary bonuses are not earned until declared by the Board of Directors or an appropriate committee of the Board of Directors, and are payable only if you are employed on the bonus payment dates.

It is important to note that the Company and the Region must meet its Threshold level of Operating Income before any MIP bonuses may be paid out.

2005 Alignment Matrix: Target Performance ($000 million)

Organization Unit	Net Revenue	Operating Income $/%	Percent of Target Bonus Opportunity Available
All Company	$425.0	$45.5/10%	100%
Asia/Pacific	$39.0	$11.3/29%	100%
Austria, Germany, Poland, Switzerland	$47.3	$9.8/21%	100%
Benelux and Nordic	$16.3	$2.2/13%	100%
Latin America	$13.2	$1.9/14.1%	100%
North America	$222.8	$68.9/30.9%	100%
Southern Europe	$28.4	$4.5/16%	100%
UK	$42.9	$4.7/11%	100%

Management Stock Awards

You have been granted shares of restricted stock units (RSUs) and nonqualified stock options to align your efforts with shareholder interests and firm-wide priorities. Your stock option grant is for 5,000 shares. The exercise price for this stock option is $36.17, which was the fair market value of HSII stock at closing on the date of grant, March 10, 2005. Your RSU grant is for 5,000 shares. The stock option and RSUs will vest ratably over three years and the stock option has a five-year term from the date of grant. Detailed grant documents will follow under separate cover.

I look forward to working together to achieve the very aggressive targets we have set for 2005 and beyond. Thanks for all you have contributed as a key member of the management team. I personally am very appreciative.

All the best for a great 2005.

Sincerely,

/s/ Thomas J. Friel
Thomas J. Friel
Chairman and Chief Executive Officer

Amended Version #4

Thomas J. Friel

Chairman and CEO

September 19, 2005

Mr. Vincent Perro

Heidrick & Struggles, Inc.

245 Park Avenue

New York, NY 10167

Dear Vince:

As a member of the Company’s Global Operating Team, I am pleased to confirm your revised 2005 compensation opportunities. Since the terms of our compensation programs are made in conjunction with any existing employment agreement, this letter is not intended to replace any existing employment terms or conditions not described within this memorandum.

The foundation of our 2005 compensation programs is based on profitable growth and employee ownership. By providing a mix of short-term and long-term performance compensation, we strive to balance the desire to meet our annual operating objectives while also staying focused on long-term progress. Shown below is a summary of your participation and some important program highlights. More complete information on these programs can be obtained in plan documents.

For 2005, you are eligible to participate in the following compensation programs:

Management Salary

Effective January 1, 2005, your management base salary is $450,000. This salary will be paid in accordance with regular payroll practices. The management salary is distinct from a Fee/SOB salary, if any, and is not applied against the relevant Fee/SOB tiers. This salary will be reviewed on an ongoing basis.

Management Bonus (MIP)

Your target management bonus is $350,000. You may earn from 0% to 200% of your target bonus based on Company and the applicable regional performance against certain revenue and operating income targets (see chart on the next page), as well as your own individual performance against KPIs.

Your bonus amount will be determined by your management and is discretionary, based upon performance. Additionally, 10% of any performance bonus will be paid in the form of restricted stock units (RSUs). Under Company policy, the management bonus is paid the following March. Discretionary bonuses are not earned until declared by the Board of Directors or an appropriate committee of the Board of Directors, and are payable only if you are employed on the bonus payment dates.

Sears Tower – Suite 4200  233 South Wacker Drive  Chicago, JL 60606-6303  Phone: 312/496-1352  Fax: 312/496-1283

2740 Sand Hill Road  Menlo Park, CA 94025-7096  Phone: 650/234-1511  Fax: 650/233-7585

Heidrick & Struggles, Inc.  Offices in Principal Cities of the World  www.heidrick.com

Mr. Vincent Perro

It is important to note that the Company and the Region must meet its Threshold level of Operating Income before any MIP bonuses may be paid out.

2005 Alignment Matrix: Target Performance ($000 million)

Organization Unit	Net Revenue	Operating Income $/%	Percent of Target Bonus Opportunity Available
All Company	$425.0	$45.5/10%	100%
Asia/Pacific	$39.0	$11.3/29%	100%
Austria, Germany, Poland, Switzerland	$47.3	$9.8/21%	100%
Benelux and Nordic	$16.3	$2.2/13%	100%
Latin America	$13.2	$1.9/14.1%	100%
North America	$222.8	$68.9/30.9%	100%
Southern Europe	$28.4	$4.5/16%	100%
UK	$42.9	$4.7/11%	100%
Leadership Consulting	$15.2	$0.10/1%	100%

Management Stock Awards

You have been granted shares of restricted stock units (RSUs) and nonqualified stock options to align your efforts with shareholder interests and firm-wide priorities. Your stock option grant is for 5,000 shares. The exercise price for this stock option is $36.17, which was the fair market value of HSII stock at closing on the date of grant, March 10, 2005. Your RSU grant is for 5,000 shares. The stock option and RSUs will vest ratably over three years and the stock option has a five-year term from the date of grant. Detailed grant documents will follow under separate cover.

Special Severance Arrangement

Due to your unique circumstances, we are pleased to offer a special severance arrangement over and above our normal Tier 1 program for Top Management. This special severance amount will be one times your then current salary and targeted annual bonus ($450,000 + $350,000 = $800,000; based upon your 2005 compensation) and will be in effect through December 31, 2007 or your qualification for the yet to be finalized LTIP termination fee (LTIP plan under development and expected to be finalized and approved in December 2005), whichever comes first. All standard severance qualification rules also apply to this special severance arrangement.

I look forward to working together to achieve the very aggressive targets we have set for 2005 and beyond. Thanks for all you have contributed as a key member of the management team. I personally am very appreciative.

Sincerely,

/s/ Thomas J. Friel
Thomas J. Friel
Chairman and Chief Executive Officer